Exhibit 10.1
Compensation Arrangements with Certain Executive Officers
The following table sets forth the 2010 base salary for the Company’s current executive officers identified by name pursuant to Item 11 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in the compensation disclosures in the Company’s Proxy Statement for its 2010 Annual Meeting of Shareholders that is incorporated by reference into such Item 11. Because the Company instituted a salary freeze for the first half of 2010, the specified base salaries are unchanged from those in effect at the end of 2009, but are subject to review as of the third quarter of 2010. The table also sets forth each such officer’s 2010 incentive compensation target under the Company’s Executive Annual Incentive Compensation Plan (the “EAICP”), as a percentage of salary.

		2010
	2010	Incentive
	Base	Compensation
	Salary	Target(1)

Neilson A. Mackay	$400,000	80%
President and CEO

Gary B. Shell	$252,000	50%
Senior Vice President, Chief Financial Officer and Treasurer

Stephen M. Newell	$205,000	40%
Vice President and General Manager, LXE

Timothy C. Reis	$216,300	45%
Vice President & General Counsel

David M. Sheffield	$195,700	30%
Vice President, Finance and Chief Accounting Officer

(1)	Actual incentive compensation payment under the EAICP is determined based on Company or divisional performance during 2010, primarily with reference to actual operating income and EPS compared with targets based on the Company’s 2010 operating plans as determined in March 2010. For the CEO, CFO, VP & General Counsel, and VP, Finance, the determination is weighted 40% based on performance against a corporate operating income target and 40% based on performance against an EPS target. The remaining 20% is based on achievement against individual objectives as set and evaluated by the CEO (the Board in the case of the CEO). For Mr. Newell, the determination is weighted 30% based on performance of the LXE division against its operating income target, 50% based on corporate performance against consolidated operating income target, and 20% based on performance against individual objectives as specified and evaluated by the CEO.

For 2010, our corporate and divisional targets have been set at 110% of our internal baseline operating plans, in order to emphasize to management the importance of identifying and taking advantage of opportunities to improve on those plans, particularly through greater cooperation among and integration of the various divisions. As a result, the targets are consistent with the higher side of the annual earnings guidance we released in March 2010. While we believe that these “stretch” targets are achievable, they will require excellent execution by each division of its business plan, plus additional revenues or cost savings that we believe can be obtained.

In general, no incentive compensation based on financial targets is paid under the EAICP if actual performance is at 80% or less of targeted performance. Performance above target would normally result in a 2-for-1 percentage increase in incentive compensation, except that the maximum payment based on divisional performance is 150% of target. The Committee retains the right to modify, either up or down, the incentive compensation otherwise payable based on the factoring process, to take into account individual or Company/division performance on non-financial or supplemental financial objectives. The Committee and Board also have the right to make other discretionary awards, outside the EAICP, based on factors they believe to be appropriate in the circumstances.

For 2010, the Compensation Committee and Board concluded that one-third of amounts earned and awarded under the EAICP should be subject to deferral for one year. During that year, the deferred amounts will be treated as phantom stock units based on the market price of the common shares when the award is determined, and paid to the executive a year later based on the market price at that time. The purpose of this approach is to emphasize the importance of long-term Company performance, and to reduce incentives for short-term results at the expense of results in subsequent periods.
Each officer participates in the EMS Performance Bonus Plan on the same terms as all other full-time employees. Under this Plan, which was initiated in 2008 and partially replaces funding previously devoted to the Company’s qualified Retirement Benefit Plan, each employee receives a cash bonus equal to 4% of his or her base compensation if the Company (for corporate employees) or division (for divisional employees) achieves operating income targets, with proportional reductions for actual results less than the target and two-for-one increases for results in excess of the target.
Each officer also participates in the Company’s 401(k) and Retirement Benefit Plans on the same terms as all other full-time employees, but Company contributions to the Retirement Benefit Plan for 2008 and later years is substantially below those in earlier years due to the implementation of the Employee Performance Bonus Plan. The Company does not currently provide a supplemental retirement plan for its executive officers, nor does it provide its officers with either automobiles or club memberships.